Exhibit 10(d)

TOSCO CORPORATION
1996 LONG TERM INCENTIVE PLAN
AS AMENDED

1.     PURPOSE

          The purpose of this Tosco Corporation 1996 Long Term Incentive Plan (the “Plan”) is to further the long-term profitable growth of Tosco by offering a long-term incentive in addition to current compensation to eligible employees who will be largely responsible for such growth, to the benefit of the Tosco shareholders. This Plan will replace the granting of Incentive Awards under the Corporation’s 1992 Stock Incentive Plan to Participants in this Plan during any Performance Period applicable to them. It is expected that this Plan will encourage such employees to remain with Tosco and will also encourage qualified persons to seek and accept employment with Tosco.

2.     DEFINITIONS

           Terms not otherwise defined herein shall have the following meanings:

          (a)    "Tosco" or the "Corporation" means Tosco Corporation, its divisions and subsidiaries.

          (b)    "Board" means the Board of directors of Tosco Corporation.

          (c)    “Change in Control” shall be deemed to occur (1) upon the approval of the shareholders of Tosco (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of Tosco in which Tosco is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger in which the holders of Common Stock immediately prior to the merger will have the same proportional ownership of Common Stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Tosco or (C) adoption of any plan or proposal for the liquidation or dissolution of Tosco (2) when any “person” (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 20% of the combined voting power of the Corporation’s then outstanding securities without the unanimous approval of the Board, or (3) if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Tosco’s shareholders of each new director during such two-year period was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of such two-year period.

          (d)    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (e)    “Committee” means the Compensation Committee of the Board of Directors, which shall consist of at least three members, which members shall serve at the pleasure of the Board. Each member of the Committee (a) shall not be eligible to participate in the Plan, (b) shall not at any time within one year prior to his or her appointment have been eligible for selection as a person to whom stock may have been allocated or to whom stock options or stock appreciation rights of Tosco or any of its affiliates may have been granted, except as permitted under regulations adopted under Section 16 of the Exchange Act (as hereinafter defined), and (c) from and after the 1996 Annual Meeting, shall be an “outside director” as defined in the regulations under Section 162(m) of the Code.

           (f)   "Common Stock" means the common stock, $0.75 par value, of Tosco Corporation.

           (g)   "Employee" means an employee selected for participation in the Plan as set forth in Section 5.

           (h)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (i)    “Fair Market Value” means the average of the high and low prices of Common Stock as quoted on the Composite Tape on the date as of which fair market value is to be determined or, if a weekend or holiday, the next preceding business day.

          (j)    "Participant" means any Employee who receives a Performance Unit Award under the Plan for a Performance Period.

          (k)    “Performance Goals” mean performance goals as may be established in writing by the Committee and shall be based on the stock price of Common Stock. Such goals may be absolute in their terms or measured against or in relationship to a baseline Common Stock price.

          (l)    “Performance Period” means the period of time designated by the Committee applicable to a Performance Unit Award during which the Performance Goals shall be measured and shall not be longer than five (5) years.

          (m)    “Performance Unit Award” means an award made pursuant to the provisions of this Plan, the payment of which is contingent upon attainment of Performance Goals.

3.     ADJUSTMENTS IN THE EVENT OF CHANGES IN CAPITALIZATION.

          (a)    Adjustments in Certain Events. In the event of any change in the outstanding Common Stock by reason of any stock split, share dividend, or exchange or reclassification of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common stockholders other than cash dividends, the Common Stock price and the number of shares used for Plan purposes shall be computed so as to be on a basis equitable (to both Participants and the Corporation) and equivalent to that before the occurrence of such event.

4.     ADMINISTRATION

          The    Committee shall have the authority, consistent with the Plan, to determine the provisions of the performance units to be granted, to interpret the Plan and the performance units granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and the performance units, and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all Participants. No amendment shall be made without the Participant’s consent which would impair the rights of a Participant under any Performance Unit Award theretofore granted, or which, without the approval of the stockholders of the Company, would change (a) the performance measure in Paragraph 6 with respect to “covered employees” as defined under Section 162(m) of the Code, (b) the individuals or class of individuals eligible to participate in the Plan, or (c) the maximum amount payable to an individual participant under the Plan.

5.     ELIGIBILITY

          Performance Unit Awards may be made only to regular, salaried employees of Tosco (but not members of the Committee or any person who serves only as a Director) as selected by the Committee. Any Employee may receive one or more Performance Unit Awards as the Committee shall from time to time determine, and such determinations may be different as to different Employees and may vary as to different awards. Nothing contained in this Plan shall be construed to limit the right of Tosco to grant other forms of incentive compensation otherwise than under this Plan. The Plan or the receipt of a Performance Unit Award shall not confer on any individual any right to continue in the employ of Tosco or interfere in any way with the right of Tosco to terminate his or her employment at any time, with or without cause.

6.     PERFORMANCE UNIT AWARDS

          (a)    Performance Period. The Performance Period applicable to a Performance Unit Award shall be set forth in writing by the Committee no later than 90 days after the commencement of the Performance Period and shall be communicated to each Participant.

          (b)    Performance Goals. The Performance Goals applicable to a Performance Unit Award shall be set forth in writing by the Committee no later than 90 days after the commencement of the Performance Period and shall be communicated to each Participant. Performance Goals shall be measured as the difference between a baseline Common Stock price (anticipated to be Fair Market Value as of the beginning of a Performance Period) and the Common Stock price above a target level achieved during each measurement period of a Performance Period.

          (c)    In making a Performance Unit Award, the Committee may take into account an Employee’s responsibility level, performance, cash compensation level, incentive compensation awards and such other considerations as it deems appropriate. The total amount of all payments made to any Participant under this Plan in any calendar year, except in the event of a Change of Control, as provided in Section 8 or except with respect to the originally scheduled final payment of any Performance Unit Award, shall not exceed 400% of such Participant’s total annual compensation (excluding any amount attributable to this Plan) attributable to the calendar year in which an applicable Performance Period commences and the total of all Performance Unit Awards granted for a specific Performance Period shall not exceed four million five hundred thousand units. (Note: Changed from one million five hundred thousand units to reflect the 3-for-1 stock split effective February 13, 1997)

          (d)    When a Performance Goal is achieved during any measurement period, a participant shall be deemed vested in an amount equal to the Performance Goal achieved multiplied by the number of Performance Units in his or her Performance Unit Award (“Deemed Vested Amount”). Payment with respect to a Performance Unit Award will be made to Participants on the date or dates fixed by the Committee at the time of grant of such Performance Unit Award.

          (e)    If a Participant voluntarily terminates his or her employment with the Corporation or retires prior to age 65 (all other than for reason of disability, death, illness, or injury) prior to the scheduled payment date for a Performance Unit Award, all unpaid award amounts shall be forfeited. If a Participant’s employment with the Corporation terminates for disability, illness, injury, or non-voluntary reason which would provide for payment under any applicable severance agreement, or termination of employment by the Corporation other than for cause, amounts deemed vested as of the date of termination shall be paid in accordance with the payment schedule applicable to such Performance Award, but no additional amounts will accrue as Deemed Vested after the date of such termination except in the event of a Change In Control. For purposes of the Plan, (a) a transfer of an employee from the Corporation to a subsidiary shall not constitute termination of employment and, (b) a leave of absence for compulsory military service, illness, disability, injury, or for any purpose approved by the Corporation, shall not constitute voluntary termination of employment. The beneficiaries or estate of a Participant whose employment terminates because of death will receive a payment equal to the Deemed Vested Amount within 30 days following the death of the Participant.

          (f)    In order to be eligible to receive payment for a particular Performance Unit Award, a Participant must be an Employee of Tosco for the 90-day period immediately following the date of grant of that particular Performance Unit Award. This Section 6(f) shall not apply if termination of employment is caused by death, disability, illness, or injury.

          (g)    A Participant (or his beneficiaries or estate) may be offered the opportunity to defer the receipt of payment of a Performance Unit Award or any part thereof. All payments shall be subject to withholding for applicable taxes.

7.     NON TRANSFERABILITY AND NO SHAREHOLDER RIGHTS

          The right to receive payment of a Performance Unit Award shall not be assigned or transferred in whole or in part, either directly or by operation of law or otherwise (except by will or the laws of descent and distribution) including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or any other manner.

8.     CHANGE IN CONTROL

        Notwithstanding any limitation set forth in this Plan, at or just prior to the occurrence of a Change in Control, in order to maintain a Participant’s rights under the Plan, payment of all unpaid Deemed Vested Amounts shall be made in cash. The amount of cash to be paid to an Employee with respect to the Performance Unit Award in such event shall be the higher of (i) the aggregate of all unpaid Deemed Vested Amounts or (ii) the amount determined by multiplying (x) the number of shares of Common Stock relating to such Performance Unit Award, by (y) the difference between Fair Market Value on the date of Change in Control and the Initial Baseline, and (z) subtracting the sum of Deemed Vested Amounts plus previously paid Deemed Vested Amounts. Further, Tosco’s obligation with respect to such Performance Unit Award shall be assumed, or equivalent new obligations substituted therefor, by the acquiring or surviving corporation after such Change in Control.

9.     GOVERNING LAW

           The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of New York.

10.     TERMINATION

          Termination of the Plan shall not affect any awards made hereunder which are outstanding on the date of termination and such awards made hereunder continue to be subject to the terms of the Plan notwithstanding its termination. If the Plan has been previously approved by the stockholders, the Corporation may not, without subsequent approval by the shareholders, materially modify (i) the performance measures in Paragraph 6 with respect to covered employees, (ii) the requirements as to eligibility for participation in the Plan, or (iii) otherwise materially increase the benefits accruing to the Employees under the Plan.